Exhibit 99.1

RICH WILLIAMS ELECTED TO KONTOOR BRANDS BOARD OF DIRECTORS

GREENSBORO, N.C. – June 20, 2019 – The Board of Directors of Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company with a portfolio of some of the world’s most iconic denim brands including Wrangler®, Lee® and Rock & Republic®, has named Rich Williams, CEO of Groupon, as a director, effective June 19, 2019.

“We’re pleased to welcome Rich to Kontoor’s Board of Directors,” said Bob Shearer, Chairman of the Board, at Kontoor Brands. “Rich’s extensive experience in technology and e-commerce, paired with his deep knowledge of consumer marketing, will be a strong addition to our Board as Kontoor continues to focus on accelerating our direct to consumer strategy and creating value for our shareholders.”

Mr. Williams will serve on the Talent and Compensation Committee of Kontoor’s Board of Directors.

Mr. Williams, 45, has served as Groupon’s Chief Executive Officer and a member of Groupon’s Board of Directors since November 2015. During his tenure at Groupon, he has served as Chief Operating Officer, President of North America and Senior Vice President of Marketing. Prior to joining Groupon, Mr. Williams held a variety of marketing leadership roles of increasing responsibility at Amazon and spent nearly seven years in leadership positions at Experian in both sales and marketing.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by some of the world’s most iconic denim brands: Wrangler®, Lee® and Rock & Republic®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders.

For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Contacts

Media:

Vanessa McCutchen, (336) 332-5612

Senior Director, Corporate Communications

Vanessa.McCutchen@kontoorbrands.com

or

Investors:
Eric Tracy, (336) 332-5205

Senior Director, Investor Relations

Eric.Tracy@kontoorbrands.com

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